EXHIBIT 4.03

December 9, 2013

Softbank Internet Fund

It is the sole general partner Soft Trend Capital Corp.

SBI BROADBAND FUND No1 LIMITED PARTNERSHIP

SBI BB Media Investment LPS

SBI BB Mobile Investment LPS

SBI Bio Life Science Investment LPS.

SBI PHOENIX NO.1 INVESTMENT LIMITED PARTNERSHIP

It is the sole general partner SBI Investment Co., Ltd.

BIOVISION LIFE SCIENCE FUND 1

It is the sole general partner SBI Investment Co., Ltd.

Trans-Science No. 2A Investment Limited Partnership

It is the sole general partner SBI Trans science Co., Ltd.

SBI Incubation Co., Ltd.

I, Ryo Kubota, will agree to the followings to facilitate the sale of all Acucela Inc. (“Acucela”) shares in the market (including commons shares that will be converted from the promissory notes, “SBI held shares”) held by SBI parties mentioned above.

I will (1) in accordance with US securities law, register all SBI held shares, with the goal of this registration be completed by the end of the 90 days lock up agreement (May 13th 2014); additionally (2) Acucela, where reasonable and appropriate, will conduct other related administrative matters requested by all SBI related parties, provide such requests do not impact Acucela’s day to day operations.

Acucela Inc. will sign a registration rights agreement with SBI parties mentioned above, on the above mentioned agreements and other beneficial clauses that would merit both parties.

/s/ Ryo Kubota

Ryo Kubota